UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 9, 2006

PowerHouse Technologies Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-5278NY	94-3334052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

555 Twin Dolphin Drive, Suite 650, Redwood City, California		94065
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-232-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 9, 2006, PowerHouse Technologies Group, Inc. (the "Company") granted director Greg Osborn options to purchase 300,000 shares of common stock vesting over 18 months. Also, on January 9, 2006, the Company granted to InDigo Ventures, LLC, an affiliate of director Greg Osborn, options to purchase 300,000 shares in consideration for services rendered by InDigo Ventures to the Company. The options to InDigo Ventures vest immediately.

Please see Item 5.02 below for changes to the agreements between the Company and Kent Heyman, Jay Elliot and Richard Liebman.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 9, 2006, the Board of Directors of the Company elected Kent Heyman as the Chief Executive Officer of the Company. Mr. Heyman previously served as Executive Chairman of the Company. Jay Elliot, the previous chief executive officer of the Company, was designated as Chief Strategy Officer of the Company and will also serve as Co-chairman of the Board along with Mr. Heyman. Mr. Elliot will continue to receive the compensation to which he was entitled under the employment agreement entered into as of September 26, 2005. In consideration for the increased efforts to be devoted to the Company by Mr. Heyman, his annual base compensation has been increased to $225,000 per year. In accordance with the terms of his agreement with the Company entered into as of September 26, 2005, Mr. Heyman earned the right to previously granted options to purchase an additional 1,500,000 shares of common stock vesting over an 18-month period. As of January 9, 2006, Richard Liebman was designated Chief Financial Officer (eliminating the interim designation) and his annual base compensation has been set at $180,000 per year.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 9, 2006, the Board of Directors of the Company determined to change the Company’s fiscal year end to December 31 from March 31. The report covering the transition period will be filed on Form 10-KSB for the period ended December 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PowerHouse Technologies Group, Inc.

January 12, 2006	By:	/s/Richard Liebman

Name: Richard Liebman
Title: Chief Financial Officer